Exhibit 99.1

Location Based Technologies to Present at the 7th Annual Fall Growth Stock Conference
Hosted by Security Research Associates, Inc.

IRVINE, Calif., November 8, 2011 – Location Based Technologies® Inc. (OTCBB:LBAS), manufacturer of PocketFinder® GPS locator devices, today announced, that Dave Morse, Chief Executive Officer, will be presenting at the 7th Annual Fall Growth Stock Conference hosted by Security Research Associates, Inc.  The conference will be held on Tuesday, November 15th, 2011 at the Le Meridien San Francisco.   Mr. Morse will begin his presentation at 12:30pm PT.

Conference attendees will include a select group of institutional portfolio managers and analysts, and will feature CEO’s and CFO’s from some of the fastest growing companies in the technology sector.  SRA has arranged for webcasting of company presentations during this event. To access the lobby page for the webcast of presenting companies please go to: http://www.videonewswire.com/event.asp?id=82625.  In addition, the webcast and archived replay of the Company’s presentation may be accessed in the Investor Relations section of the Company’s website at www.pocketfinder.com.

About Security Research Associates, Inc.

Security Research Associates, Inc. (SRA) was founded in San Francisco in 1980 and, today, offers investment banking and M&A services as well as institutional brokerage services.  A boutique firm by design, SRA works with a select group of portfolio managers from around the country and focuses on technology and life science companies in the micro and small cap arenas.  For more information about SRA see their web site at www.sracap.com or call at 415-925-0346.

About Location Based Technologies

A publicly traded company, Location Based Technologies (OTCBB: LBAS) designs and develops PocketFinder personal locator devices for a highly mobile society. PocketFinder devices provide an easy solution to help people use technology to stay connected to what they value most—loved ones, pets, vehicles and assets—at any time from almost anywhere. PocketFinder products include the GPS Vehicle Locator, Personal GPS Locator and GPS Pet Locator. For more information, visit http://www.pocketfinder.com.

Connect with PocketFinder on Facebook: http://www.facebook.com/PocketFinder or follow on Twitter at https://twitter.com/#!/PocketFinderGPS.

PocketFinder and Location Based Technologies, Inc. are trademarks of Location Based Technologies, Inc. registered in the U.S. and other countries.

This news release contains forward-looking statements that involve risks and uncertainties.  Actual results and outcomes may differ materially from those discussed or anticipated.  For a more detailed discussion of these and associated risks, see the company's most recent document filed with the Securities and Exchange Commission.

Contact:

Vision Advisors
Terry McGovern, 415-902-3001
mcgovern@visionadvisors.net

Daly-Swartz PR
Jeffrey Swartz, 949-470-0075
jeffreyswartz@dsprel.com

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